Exhibit 99.A

News For Immediate Release
DRAFT
El Paso Corporation Reports Strong First Quarter 2010 Results and Significant Progress Toward 2010 Objectives
HOUSTON, TEXAS, May 6, 2010—El Paso Corporation (NYSE:EP) is today reporting first quarter 2010 financial and operational results for the company. Key highlights include:
–	$0.33 adjusted diluted earnings per share (EPS) for first quarter 2010

–	Ruby project financing closed; 2010 funding requirements substantially complete

–	E&P production volumes up 39 million cubic feet equivalent per day (MMcfe/d), or 5 percent, from fourth quarter 2009 to 781 MMcfe/d, including Four Star Oil & Gas Company (Four Star) unconsolidated affiliate volumes

–	Haynesville continues to outperform; Successful Eagle Ford test in gas condensate area

–	Pipelines continue to deliver solid project execution
“Our first quarter results demonstrate substantial progress towards our 2010 goals and highlight our focused execution,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “The pipeline group placed two growth projects in service, while also securing another Marcellus basin expansion. We received FERC approval for the Ruby pipeline in early April, passing another key milestone in the development of our largest capital project. The E&P company remains focused on generating solid returns, which is illustrated by our capital efficiency and success in the Haynesville, Eagle Ford and Altamont programs. Finally, I am very pleased with the execution on our 2010 financing plan. With the sale of our Mexican pipeline assets and the drop down to El Paso Pipeline Partners (NYSE:EPB), we generated approximately $960 million in cash. These accomplishments, along with the close of the Ruby project financing, means that we have effectively addressed our 2010 funding requirements. We continue to deliver on our commitments, and I look forward to continued progress throughout the year.”
A summary of financial results for the quarters ended March 31, 2010 and 2009 is as follows:

Financial Results

	Quarters Ended
	March 31,
($ in millions, except per share amounts)	2010	2009

Net income (loss) attributable to El Paso Corporation (EPC)	$388	$(969)
Preferred stock dividends	9	9

Net income (loss) attributable to EPC common stockholders	$379	$(978)

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.54	$(1.41)

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.51	$(1.41)

The effective tax rate for the quarter ended March 31, 2010 was 31 percent, which is lower than the statutory rate, primarily due to an increase in income attributable to nontaxable noncontrolling interests. This increase was partially offset by $18 million of additional income tax expense due to healthcare legislation enacted in March 2010, which reduces the tax deduction for certain retiree prescription drug expenses.
Items Impacting Quarterly Results
First quarter 2010 and 2009 net income attributable to EPC common stockholders includes the following items:

First Quarter 2010	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$379	$0.51
Adjustments[1]
Impact of E&P financial derivatives[2]	$(203)	$(130)	$(0.17)
Ceiling test charges	2	2	—
Change in legacy derivative contracts and other legacy items[3]	(14)	(9)	(0.01)
Impact of health care legislation	—	18	0.02
Impact of estimated annual effective tax rate on adjustments[4]	—	(19)	(0.02)

Adjusted EPS[5]			$0.33

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international ceiling test charges, and assume 768 million diluted shares

[2]	Includes $253 million of gains on financial derivatives, adjusted for $50 million of realized gains from cash settlements. Cash proceeds on settlements do not reflect $52 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during first quarter 2010

[3]	Legacy items consist of power contracts and an indemnification

[4]	Reflects an adjustment for the difference between an assumed 36 percent statutory tax rate on individual pretax adjustments and the company’s estimated overall effective tax rate

[5]	Reflects fully diluted shares of 768 million and includes a $12 million income impact from dilutive securities.

First Quarter 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(978)	$(1.41)
Adjustments[1]
Impact of E&P financial derivatives[2]	$45	$29	$0.04
Ceiling test charges	2,068	1,332	1.92
Change in legacy derivative contracts[3]	(55)	(35)	(0.05)
Effect of change in number of diluted shares	—	—	(0.03)

Adjusted EPS[4]			$0.47

[1]	All adjustments assume a 36 percent statutory tax rate, except for the international portion of ceiling test charges, and assume 695 million diluted shares

[2]	Includes $394 million of gains on financial derivatives, adjusted for $439 million of realized gains from cash settlements

[3]	Legacy items consist of power and natural gas contracts

[4]	Reflects fully diluted shares of 763 million and includes a $12 million income impact from dilutive securities
Adjusted earnings for first quarter 2009 include $149 million or $0.12 per share, of early cash settlements of oil derivative contracts that hedged April through December 2009 production.
Business Unit Financial Results

	Quarters Ended
Segment EBIT	March 31,
($ in millions)	2010	2009

Pipeline Group	$421	$396
Exploration and Production	390	(1,685)
Marketing	17	52
Corporate and Other	(11)	(3)

	$817	$(1,240)

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended March 31, 2010 was $421 million, compared with $396 million for the same period in 2009. First quarter 2010 results benefited from higher reservation revenues due to four expansion projects that went into service throughout 2009, including the TGP Carthage, TGP Concord, WIC Piceance, and CIG Totem storage projects. First quarter 2010 results were also favorably impacted by new rates on the Southern Natural Gas (SNG) system and an increase in allowance for funds used during construction (AFUDC) on our expansion projects. Offsetting the effects of these favorable items was a $10 million impairment of a storage project and reduced income from fuel not used in operations, primarily due to lower natural gas prices.
First quarter 2010 pipeline throughput decreased from the first quarter 2009 as a result of weaker demand due to slower economic conditions and increased competition, primarily on the El Paso Natural Gas system. However, throughput does not materially impact near-term financial results because a significant portion of pipeline revenues are derived from demand charges under long-term contracts.
Pipeline Group Results

	Quarters Ended
	March 31,
($ in millions)	2010	2009

EBIT before noncontrolling interests	$452	$408
Net income attributable to noncontrolling interests	(31)	(12)

EBIT	$421	$396
DD&A	$106	$104
Total throughput (BBtu/d)[1]	18,811	19,704

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment reported $390 million of EBIT for the quarter ended March 31, 2010, compared with a $1.7 billion loss for the same period in 2009. First quarter

2010 EBIT includes a $2 million non-cash, full-cost ceiling test charge related to the relinquishment of a small portion of the company’s Egypt acreage. First quarter 2009 results included $2.1 billion of non-cash, full-cost ceiling test charges, primarily due to lower domestic spot natural gas prices. Quarter-to-quarter results also reflect higher weighted average realized gas prices, before the impact of financial derivatives.
First quarter 2010 production volumes averaged 781 MMcfe/d, including 64 MMcfe/d of Four Star unconsolidated affiliate volumes. First quarter 2009 production volumes averaged 803 MMcfe/d, including 72 MMcfe/d of Four Star unconsolidated affiliate volumes. Total per-unit cash operating costs decreased to an average of $1.88 per Mcfe in the first quarter 2010, down from $2.00 per Mcfe for the same period in 2009, due to greater operating efficiencies and a reduction in the cost of certain materials and contracted expenses. El Paso is reducing its guidance for 2010 per-unit cash operating costs to $1.80 to $2.10 per Mcfe.
Exploration and Production Results

	Quarters Ended
	March 31,
($ in millions, except price and unit cost amounts)	2010	2009

Physical sales—natural gas, oil, condensate, and NGL revenue	$381	$298
Realized and unrealized gains on financial derivatives	253	394
Other revenues	13	8

Total operating revenues	$647	$700
Operating expenses[1]	(259)	(2,375)
Other income (expenses)	2	(10)

EBIT	$390	$(1,685)
DD&A	$107	$150
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	624	632
Oil, condensate, and NGL sales volumes (MBbls/d)	16	16

Total consolidated equivalent sales volumes (MMcfe/d)	717	731
Four Star total equivalent sales volumes (MMcfe/d)[2]	64	72

Total combined	781	803

Weighted average realized price on physical sales
Natural gas ($/Mcf)	$5.13	$4.43
Oil, condensate, and NGL ($/Bbl)	$66.28	$31.29

	Quarters Ended
	March 31,
($ in millions, except price and unit cost amounts)	2010	2009

Weighted average realized price, including financial derivatives
Natural gas ($/Mcf)	$6.04	$8.52
Oil, condensate, and NGL ($/Bbl) [3]	$65.04	$70.14

Transportation costs
Natural gas ($/Mcf)	$0.29	$0.34
Oil, condensate, and NGL ($/Bbl)	$0.84	$0.93

Per-unit costs ($/Mcfe)
DD&A	$1.67	$2.28
Cash operating costs[4]	$1.88	$2.00

[1]	2010 includes $2 million of non-cash ceiling test charges and 2009 includes $2.1 billion of non-cash ceiling test charges

[2]	Four Star is an equity investment — volumes disclosed represent the company’s proportionate share

[3]	2009 price does not include approximately $149 million related to early settlement of 2009 oil derivative contracts hedging April through December 2009 production

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
The company actively manages its exposure to commodity prices using various hedging strategies. As of May 5, 2010, El Paso had derivative positions that provide price protection for approximately 75 percent of its estimated April through December 2010 domestic natural gas production. Most of these derivative positions are on production that occurs during the second and third quarters of 2010. The natural gas positions have an average floor price of $6.33 per million British thermal unit (MMBtu) on 123 trillion British thermal units (TBtu) and an average ceiling price of $6.80 per MMBtu on 73 TBtu. The company also has derivative positions that provide protection for approximately 3.6 million barrels, or substantially all of the company’s expected April through December 2010 oil production. These positions have an average floor price of $76.32 per barrel and an average ceiling price of $82.01 per barrel. For 2011, El Paso has natural gas positions that provide an average floor price of $6.00 per MMBtu and an average ceiling price of $8.47 per MMBtu on 147 TBtu. The company also has oil positions with an average floor price of $84.17 per barrel and an average ceiling price of $92.52 per barrel on 3.7 million barrels. Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for First Quarter 2010.

Other Operations
The Marketing segment reported $17 million of EBIT for the quarter ended March 31, 2010, compared with $52 million for the same period in 2009. First quarter 2010 includes an $18 million mark-to-market (MTM) gain on the remaining Pennsylvania-New Jersey-Maryland power contracts, compared with a $1 million gain in the first quarter of 2009. First quarter 2009 includes a $52 million MTM gain resulting from the implementation of new accounting requirements related to derivatives.
During the first quarter of 2010, Corporate and Other reported an EBIT loss of $11 million, compared with a loss of $3 million for the same period in 2009. First quarter 2010 results include losses of $8 million due to changes in legacy litigation, environmental and other reserves.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of a review of its first quarter 2010 results on May 6, 2010, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s website at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 70967238) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s website in the Investors section. A telephone audio replay will be also available through May 14, 2010, by dialing (800) 642-1687 (conference ID # 70967238). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission (SEC)’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso’s businesses and investments using the same performance measure analyzed internally by our management and so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests.
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For first quarter 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding the impact of E&P financial derivatives, ceiling test charges, changes in legacy derivative contracts and other legacy items, the impact of health care legislation, and the impact of the estimated annual effective tax rate on adjustments. For first quarter 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding the impact of E&P financial derivatives, ceiling test charges, changes in legacy derivative contracts, and the effect of the change in the number of diluted shares.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges divided by total equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measure used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to achieve the targeted costs savings from the reorganization announced in November 2009;change management risk associated with the previously announced reorganization; our ability to pay the dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2010 plan and updated guidance, including achieving our earnings and cash flow targets, as well as targets for future years; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production (E&P) segment; our ability to successfully identify and finance new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects on time within budget; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission (SEC) filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

EL PASO CORPORATION
RECONCILIATION OF EBIT TO NET INCOME
($ in millions)
(unaudited)

	2010	2009
	Q1	Q1

EBIT	817	(1,240)
Interest and debt expense	(243)	(255)
Income tax benefit (expense)	(186)	526

Net income (loss) attributable to EPC	388	(969)
Net income attributable to noncontrolling interests	31	12

Net income (loss)	$419	$(957)

RECONCILIATION OF CASH COSTS
(unaudited)

	2010		2009
	Q1		Q1
	Total	Per-Unit	Total	Per-Unit
	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)

Total operating expenses	$259	$4.01	$2,375	$36.14
Depreciation, depletion and amortization	(107)	$(1.67)	(150)	(2.28)
Transportation costs	(18)	$(0.28)	(20)	(0.30)
Cost of products	(10)	$(0.15)	(5)	(0.08)
Ceiling test charges	(2)	$(0.03)	(2,068)	(31.48)

Total cash costs and per-unit cash costs(1)	$122	$1.88	$132	$2.00

Total equivalent volumes (MMcfe) (1)		64,557		65,700

(1)	Excludes volumes and costs associated with equity investment in Four Star